Exhibit 10.38

Escalade, Incorporated
Schedule of Director Compensation

Each director of Escalade, Incorporated currently receives an annual cash retainer of $25,000 with the exception of the Chairman of the Board who receives an annual cash retainer of $50,000. Each member of the Audit Committee receives an additional annual fee of $5,000 except for the committee Chairman who receives $15,000. Each member of the Compensation Committee receives an additional annual fee of $3,000 except for the committee Chairman who receives $10,000. All Directors receive an additional fee of $1,000 per board meeting attended in excess of eight meetings per year. Members of the Audit Committee and Compensation Committee receive additional fees of $1,000 per committee meeting attended in excess of six and four meetings, respectively.

Under the terms of the Escalade, Incorporated 2007 Incentive Plan, Directors can elect to receive earned compensation as either cash, stock or restricted units.